SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12
Fidelity Advisor Series VIII
(Name of Registrant as Specified In Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Third Request

Urgent Proxy Information...

Please case your vote now!

February 26, 2001

Dear Fidelity Advisor Funds Shareholder:

Several weeks ago, we mailed you proxy information so you could vote on important proposals that affect your fund(s). This information described each proposal and asked for your vote on all of the issues.

I am writing to inform you that your participation is extremely important. We received the necessary vote on a few funds during our February 14, 2001 meeting, but still need your vote for some of the other international funds and the trust-wide proposals. We have extended the time period for accepting votes until March 14, 2001. Your vote affects the quorum, and your prompt attention to this request will save the cost and inconvenience of further solicitations.

You are entitled to one vote for each dollar of net asset value you own of each of the funds on the record date. You may cast your vote for, against, or to abstain on the proposals by completing the enclosed proxy card and returning it in the envelope provided. This is an opportunity for you to voice your opinion on matters concerning your fund(s). It is important that you take part in the voting process no matter how many or how few shares you own.

To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided. You may also vote your shares over the telephone by calling the toll free number on your proxy card.

Voting is quick and easy. Everything you need is enclosed.

If you have any questions, please call Fidelity at 1-800-522-7297. Thank you for your participation in this important initiative.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer

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